FOR IMMEDIATE RELEASE

KRISPY KREME REPORTS EARNINGS PER SHARE OF $0.03 FOR THE THIRD QUARTER OF FISCAL 2011

Winston-Salem, N.C. – December 1, 2010 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the third quarter of fiscal 2011, ended October 31, 2010.

Third Quarter Fiscal 2011 Highlights Compared to the Year-Ago Period:
  Revenues increased 7.9% to $90.2 million from $83.6 million
  Excluding the effects of refranchising Company stores, revenues rose 9.6%
  Company same store sales rose 5.0%, the eighth consecutive quarterly increase
  Operating income rose to $4.1 million from $633,000
  Operating income for last year’s third quarter reflected charges for the settlement of litigation and related legal costs totaling approximately $2.0 million ($0.03 per share)
  Net income was $2.4 million ($0.03 per share diluted) compared to a net loss of $2.4 million ($0.04 per share) in the third quarter last year
The Company ended the third quarter with a total of 649 Krispy Kreme stores systemwide, a net increase of 16 shops during the quarter. As of October 31, 2010, there were 85 Company stores and 564 franchise locations.

“We delivered a strong performance in the third quarter, characterized by revenue growth, a significant increase in consolidated operating income, and a positive bottom line for the fourth consecutive quarter. Higher sales by Company and franchise shops drove profit improvements in the KK Supply Chain segment, and our International Franchise business continued to exceed our expectations. Company Stores continued its impressive track record of positive same store sales, although there is much more work to be done to restore our largest business segment to consistent profitability. We are devoting considerable attention toward this critical objective and over time, expect that the sales growth we are experiencing will more positively impact overall results,” said Jim Morgan, the Company’s President and Chief Executive Officer.

Outlook

“In our second quarter earnings release on September 2, 2010, we communicated our expectation for fiscal 2011 operating income, exclusive of impairment charges and lease termination costs, of between $13 million and $17 million. Based on our third quarter results, which exceeded our expectations, and other current information, our current fiscal 2011 outlook for consolidated operating income, exclusive of impairment charges and lease termination costs, is between $17 million and $20 million,” Morgan continued.

“Looking forward to fiscal 2012, we anticipate opening 5 to 10 Company stores, between 5 and 15 domestic franchise stores, and more than 30 international franchise stores. We expect continued organic same store sales growth in our domestic stores, but believe international franchise same store sales will continue to be pressured by the substantial growth in international markets in recent years. The most significant uncertainty for fiscal 2012 is commodity costs, which are expected to rise significantly compared to the current year. Accordingly, we are working to reduce the consumption of certain key ingredients, and are evaluating the timing and scope of price increases needed to offset higher input costs. Although our planning and budgeting process for fiscal 2012 is ongoing, based on these general themes, we currently estimate that fiscal 2012 operating income, exclusive of impairment and lease termination costs, will be in the range of $22 million to $24 million. This range represents an increase of from 29% to 41% from the low end of our revised fiscal year 2011 guidance, and an increase of from 10% to 20% from the top end of the fiscal 2011 range. It is important to note that this outlook is very preliminary, and we expect to establish more formal guidance in conjunction with the release of our fourth quarter results in April,” Morgan concluded.

Third Quarter Fiscal 2011 Results

Consolidated Results

For the third quarter ended October 31, 2010, revenues increased 7.9% to $90.2 million from $83.6 million. Year-over-year revenue increases were generated in all four business segments.

Direct operating expenses increased to $79.2 million from $74.6 million, but as a percentage of total revenues, decreased to 87.7% from 89.2%. General and administrative expenses decreased to $4.8 million from $6.1 million in the same period last year and, as a percentage of total revenues, decreased to 5.3% from 7.3%. Impairment charges and lease termination costs were $399,000 compared to $109,000 in the year-ago period.

Operating income increased to $4.1 million from $633,000. Last year’s results reflect charges of approximately $2.0 million related to the settlement of litigation.

Interest expense decreased to $1.6 million from $2.3 million, principally reflecting the Company’s reduced level of indebtedness.

Net income was $2.4 million ($0.03 per share diluted) compared to a net loss of $2.4 million ($0.04 per share), in the third quarter last year.

Segment Results

Company Stores revenues increased 2.6% to $61.6 million from $60.0 million. Higher same store sales and off-premises sales to grocers and mass merchants were offset by the effects of stores closed or refranchised, along with lower off-premises sales to convenience stores. Excluding the effects of refranchising, Company Stores revenues increased 5.9%. Same store sales at Company stores rose 5.0%, the eighth consecutive quarterly increase. The Company Stores segment posted an operating loss of $1.4 million in both periods. Results for the third quarter of last year include a charge of $750,000 for the settlement of litigation.

Domestic Franchise revenues increased 4.9% to $2.0 million from $1.9 million, reflecting a 10.0% rise in sales by domestic franchisees. Excluding the effects of refranchising, sales by domestic franchisees rose 5.9%. Same store sales rose 5.7% at domestic franchise stores. Legal costs associated with the termination of the franchise agreements of a domestic franchisee caused the decline in Domestic Franchise operating income to $499,000 compared to $811,000 last year.

International Franchise revenues increased 22.5% to $4.4 million from $3.6 million, reflecting increased royalties from higher sales by international franchise stores. A decline in international franchise same store sales was offset by new store openings. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 12.3%, reflecting, among other things, waning honeymoon effects from the over 300 stores opened internationally in the past three years, as well as anticipated cannibalization as markets develop. The International Franchise segment generated operating income of $3.0 million compared to $2.1 million last year. International franchisees continued to expand, with a net increase of 12 locations in the third quarter.

Total KK Supply Chain revenues (including sales to Company stores) increased 14.5% to $45.0 million from $39.3 million, driven by selling price increases in major product categories and generally higher unit volumes. External KK Supply Chain revenues rose 23.2% to $22.2 million from $18.1 million in the third quarter last year. KK Supply Chain generated operating income of $7.3 million compared to $5.5 million in the third quarter last year reflecting, among other things, higher revenues as well as lower freight and other distribution costs.

Conference Call

Management will host a conference call to review third quarter results as well as management’s outlook for future periods this afternoon at 4:30 p.m. (ET). A live webcast of the conference call will be available at the Company’s website at www.KrispyKreme.com. The call also can be accessed live by dialing (877) 291-1289 or, for international callers, by dialing (631) 865-4991. A replay will be available after the call and can be accessed by dialing (800) 642-1687 and entering the passcode 26498335. International callers may access the replay by dialing (706) 645-9291 and entering passcode 26498335. The audio replay will be available through December 8, 2010. A transcript of the conference call also will be available at the Company’s website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 630 locations in 21 countries around the world. Visit us at www.KrispyKreme.com.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic operating model; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with government regulations relating to food products and franchising; our relationships with off-premises customers; our ability to protect our trademarks and trade secrets; restrictions on our operations and compliance with covenants contained in our secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenues	$90,228	$83,600	$270,277	$259,750
Operating expenses:
Direct operating expenses (exclusive of depreciation and
amortization shown below)	79,152	74,576	233,382	223,069
General and administrative expenses	4,784	6,128	15,509	17,259
Depreciation and amortization expense	1,818	2,154	5,619	6,146
Impairment charges and lease termination costs	399	109	1,482	3,922
Operating income	4,075	633	14,285	9,354
Interest income	42	10	164	38
Interest expense	(1,585)	(2,295)	(5,023)	(8,424)
Equity in income (losses) of equity method franchisees	190	(393)	371	(506)
Other non-operating income and (expense), net	85	144	247	(356)
Income (loss) before income taxes	2,807	(1,901)	10,044	106
Provision for income taxes	417	487	979	783
Net income (loss)	$2,390	$(2,388)	$9,065	$(677)

Earnings (loss) per common share:
Basic	$0.03	$(0.04)	$0.13	$(0.01)
Diluted	$0.03	$(0.04)	$0.13	$(0.01)

Weighted average shares outstanding:
Basic	68,407	67,612	68,232	67,354
Diluted	70,023	67,612	69,527	67,354

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET
(Unaudited)

	October 31,	January 31,
	2010	2010
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,756	$20,215
Receivables	21,329	17,839
Receivables from equity method franchisees	576	524
Inventories	15,137	14,321
Other current assets	3,675	6,324
Total current assets	62,473	59,223
Property and equipment	70,748	72,527
Investments in equity method franchisees	1,401	781
Goodwill and other intangible assets	23,816	23,816
Other assets	10,211	8,929
Total assets	$168,649	$165,276

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$612	$762
Accounts payable	8,287	6,708
Accrued liabilities	28,404	30,203
Total current liabilities	37,303	37,673
Long-term debt, less current maturities	34,773	42,685
Other long-term obligations	20,477	22,151

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	369,018	366,237
Accumulated other comprehensive loss	(42)	(180)
Accumulated deficit	(292,880)	(303,290)
Total shareholders’ equity	76,096	62,767
Total liabilities and shareholders’ equity	$168,649	$165,276

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	October 31,	November 1,
	2010	2009
	(In thousands)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$9,065	$(677)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,619	6,146
Deferred income taxes	(90)	(380)
Impairment charges	790	916
Accrued rent expense	(165)	(569)
Loss on disposal of property and equipment	473	599
Impairment of investment in equity method franchisee	-	500
Unrealized loss on interest rate derivatives	-	537
Share-based compensation	3,197	3,448
Provision for doubtful accounts	(300)	40
Amortization of deferred financing costs	560	636
Equity in (income) losses of equity method franchisees	(371)	506
Other	(316)	(137)
Change in assets and liabilities:
Receivables	(3,036)	1,072
Inventories	(816)	1,063
Other current and non-current assets	(1,948)	(88)
Accounts payable and accrued liabilities	351	2,105
Other long-term obligations	(179)	180
Net cash provided by operating activities	12,834	15,897
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,457)	(6,160)
Proceeds from disposals of property and equipment	2,688	156
Other investing activities	6	209
Net cash used for investing activities	(2,763)	(5,795)
CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(8,114)	(25,894)
Deferred financing costs	-	(954)
Proceeds from exercise of warrants	5	-
Repurchase of common shares	(421)	(249)
Net cash used for financing activities	(8,530)	(27,097)
Net increase (decrease) in cash and cash equivalents	1,541	(16,995)
Cash and cash equivalents at beginning of period	20,215	35,538
Cash and cash equivalents at end of period	$21,756	$18,543

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009
	(In thousands)
Revenues:
Company Stores	$61,565	$60,020	$184,069	$185,730
Domestic Franchise	2,040	1,945	6,314	5,798
International Franchise	4,389	3,583	13,158	11,267
KK Supply Chain:
Total revenues	45,001	39,314	135,798	121,926
Less – intersegment sales elimination	(22,767)	(21,262)	(69,062)	(64,971)
External KK Supply Chain revenues	22,234	18,052	66,736	56,955
Total revenues	$90,228	$83,600	$270,277	$259,750

Operating income (loss):
Company Stores	$(1,449)	$(1,380)	$(3,214)	$2,951
Domestic Franchise	499	811	2,694	2,425
International Franchise	3,018	2,117	9,004	6,495
KK Supply Chain	7,342	5,549	23,361	19,375
Total segment operating income	9,410	7,097	31,845	31,246
Unallocated general and administrative expenses	(4,936)	(6,355)	(16,078)	(17,970)
Impairment charges and lease termination costs	(399)	(109)	(1,482)	(3,922)
Consolidated operating income	$4,075	$633	$14,285	$9,354

Depreciation and amortization expense:
Company Stores	$1,410	$1,694	$4,264	$4,709
Domestic Franchise	56	14	166	57
International Franchise	2	-	5	-
KK Supply Chain	198	219	615	669
Corporate administration	152	227	569	711
Total depreciation and amortization expense	$1,818	$2,154	$5,619	$6,146

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	NUMBER OF STORES
	DOMESTIC	INTERNATIONAL	TOTAL
Number of Stores at October 31, 2010
Company:
Factory	69	-	69
Satellite	16	-	16
Total Company	85	-	85
Franchise:
Factory	101	106	207
Satellite	42	315	357
Total franchise	143	421	564
Total systemwide	228	421	649

	NUMBER OF STORES
	COMPANY	FRANCHISE	TOTAL
Quarter ended October 31, 2010
August 1, 2010	84	549	633
Opened	1	19	20
Closed	-	(4)	(4)
October 31, 2010	85	564	649

Quarter ended November 1, 2009
August 2, 2009	89	459	548
Opened	2	22	24
Closed	(4)	(5)	(9)
Transfer	(3)	3	-
November 1, 2009	84	479	563

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009
Year over year percentage change in systemwide sales (1)	14.4%	(4.5)%	10.9%	(8.1)%
Year over year percentage change in systemwide sales,
in constant dollars (2)	12.7	(4.5)	8.7	(5.2)

Change in same store sales (3):
Company stores	5.0%	5.1%	4.6%	4.2%
Domestic franchise stores	5.7	1.0	4.4	1.4
International franchise stores	(8.6)	(15.6)	(9.2)	(28.8)
International franchise stores, in constant dollars (2)	(12.3)	(16.8)	(14.8)	(21.9)

Change in same store customer count - Company stores	2.5%	N/A	3.1%	N/A

Company stores off-premises sales (4):
Grocers/mass merchants:
Change in average weekly number of doors	2.0%	(10.4)%	(0.9)%	(10.7)%
Change in average weekly sales per door	4.1	14.2	7.5	10.0
Convenience stores:
Change in average weekly number of doors	(1.5)%	(12.0)%	(4.8)%	(11.1)%
Change in average weekly sales per door	(1.4)	(1.9)	(1.4)	(4.5)

(1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but excludes sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
(4)	For Company off-premises sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

REVENUE RECONCILIATION

     A reconciliation of total revenues as reported to adjusted total revenues exclusive of the effects of refranchising follows:

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1, 2009
	2010	2009	2010
	(In thousands)
Total revenues as reported	$90,228	$83,600	$270,277	$259,750
Sales by refranchised stores	-	(1,904)	-	(6,483)
Royalties from refranchised stores	(78)	(7)	(239)	(7)
KK Supply Chain sales to refranchised stores	(657)	-	(2,007)	-
Adjusted total revenues exclusive of the effects of
refranchising	$89,493	$81,689	$268,031	$253,260

     The Company believes that adjusted total revenues exclusive of the effects of refranchising, a non-GAAP measure, is a useful measure because it enables comparisons of the Company’s revenues that are unaffected by the Company’s decisions to sell operating Krispy Kreme stores to franchisees instead of continuing to operate the stores as Company locations. In addition, this comparison is one of the performance metrics adopted by the compensation committee of the Company’s board of directors to determine the amount of incentive compensation potentially payable to the Company’s executive officers for fiscal 2011.

CONTACT: Media: Brian K. Little, + 1-336-726-8825, blittle@KrispyKreme.com, or Investor Relations: Anita K. Booe, + 1-336-703-6902, abooe@KrispyKreme.com